UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

Clear Skies Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-143695	30-0401535
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5020 Sunrise Highway, Suite 227
Massapequa Park, New York	11762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 809-0498

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 31, 2007, we entered into an executive employment agreement (the “Employment Agreement”) with Arthur L. Goldberg engaging Mr. Goldberg to serve as our Chief Financial Officer.

The initial term of the Employment Agreement is two years commencing on the Effective Date (as defined below), with automatic one-year renewals following this two-year period. Pursuant to the Employment Agreement, Mr. Goldberg is to receive an annual base salary of $175,000 for the first two years, and then an agreed upon salary (of not less than $175,000) for any future years of employment. Mr. Goldberg will be entitled to an annual bonus of $50,000 in the first year of employment, if we record gross revenues in excess of $5,000,000 in 2008. In addition, Mr. Goldberg will be entitled to an annual bonus of $75,000 in the second year of employment, if we record gross revenues in excess of $10,000,000 in 2009. We expect that our board of directors will make grants of options and/or restricted stock to Mr. Goldberg in connection with his employment, however no decision has been made yet regarding any such grants.

The “Effective Date” of the Employment Agreement is the date on which Mr. Goldberg actually starts working for us on a full time basis, which we expect will be January 21, 2008. In order to facilitate our ongoing needs during the period from December 31, 2007 until the Effective Date, the Employment Agreement provides that, prior to the Effective Date, Mr. Goldberg shall make himself reasonably available to our officers, employees and advisors for telephone discussions during, and meetings outside of, usual working hours, and to study and review certain materials that we may provide to him.

If Mr. Goldberg’s employment is terminated without cause or if he resigns for good reason, then we will be obligated to pay him, as severance, his then current annual base salary and annual bonuses (as such is defined within the Employment Agreement), payable in accordance with our standard payroll procedures, for the following period, as applicable: three months, if the termination occurs within the first 90 days of the Employment Agreement; six months, if the termination occurs after the first 90 days but during the first 180 days of the Employment Agreement; nine months, if the termination occurs after the first 180 days but during the first 270 days of the Employment Agreement; and for the remainder of the initial two-year term or any renewal period, as applicable, if the termination occurs after the first 270 days of the Employment Agreement. Under the Employment Agreement, if Mr. Goldberg is terminated with cause or if he voluntarily resigns (other than for good reason), then he is prohibited from competing with us during the initial two-year term of employment and for one year after the termination of his employment (should this be greater than the initial two-year term).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 21, 2008, our board of directors appointed Arthur L. Goldberg as our Chief Financial Officer and principal financial officer. Arthur Goldberg has served as Acting Chief Financial Officer of Milestone Scientific Inc. since August 22, 2007. From July 2006 to June 2007, Mr. Goldberg served as CAO and CFO of St. Luke’s School, a non-sectarian college prep school located in New Canaan, Connecticut. From December 2005 to July 2006, Mr. Goldberg was a private accounting and business consultant. From February 1999 to November 2005, Mr. Goldberg was a partner in the firm of Tatum CFO Partners, serving as an interim CFO for both public and private companies. Prior to 1999, Mr. Goldberg held several senior executive positions, including CFO and COO of a number of public companies. Mr. Goldberg received his B.B.A. from the City College of New York, his M.B.A. from the University of Chicago and his J.D. and LL.M. from New York University School of Law. Mr. Goldberg is also a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR SKIES HOLDINGS, INC.

Dated: January 4, 2008	By:	/s/ Robert F. Parker
Name: Robert F. Parker
Title: Chief Operating Officer